Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Ambiq Micro, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(a)	690,000	$24.00	$16,560,000	0.00015310	$2,536

	Total Offering Amounts					$16,560,000	—	$2,536

	Total Fees Previously Paid							—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$2,536(3)

(1)

Represents only the additional number of shares being registered and includes 90,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-288497), as amended (the “Earlier Registration Statement”).

(2)	Based on the public offering price.
(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Earlier Registration Statement having a proposed maximum aggregate offering price of $97,750,000, which was declared effective by the Securities and Exchange Commission on July 29 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $16,560,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.